Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2022 relating to the financial statements of Horizon Global Corporation and the effectiveness of the Horizon Global Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Horizon Global Corporation for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

May 11, 2022